UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2019

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38118	84-2870849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 450-4222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DMTK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2019, DermTech, Inc., or the Company, and Steven Kemper, the Company’s former Chief Financial Officer, entered into a letter agreement, or the Agreement, in connection with Mr. Kemper’s previously disclosed retirement from the Company. The Agreement memorializes the terms of Mr. Kemper’s separation from the Company.

In accordance with the Agreement, following a seven-day revocation period provided for by the Agreement, Mr. Kemper will be entitled to receive, among other things, (i) a lump sum payment of $278,416, less applicable payroll withholdings and (ii) reimbursement for any COBRA premiums paid by Mr. Kemper between October 15, 2019 and October 15, 2020. Also pursuant to the Agreement, Mr. Kemper has (i) released the Company from any potential legal claims that could be made by Mr. Kemper and (ii) agreed to certain other covenants, including a mutual non-disparagement provision. The Agreement further provides that the Company will release Mr. Kemper’s shares of Company common stock from the Lock-Up Agreement, dated August 29, 2019, by and among the Company, Mr. Kemper and certain other holders of the Company’s common stock, once Mr. Kemper is no longer deemed an affiliate of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated November 22, 2019, by and between the Company and Steven Kemper

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMTECH, INC.

Date: November 27, 2019	By:	/s/ Kevin Sun
Name: Kevin Sun
Title: Chief Financial Officer